UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): September 1, 2005

                                CONCENTRAX, INC.
             (Exact name of registrant as specified in its charter)

              Nevada                000-32459            65-0887846
  (State or other jurisdiction     (Commission         (IRS Employer
        of incorporation)          File Number)     Identification No.)

                          2400 Augusta Place, Suite 425
                              Houston, Texas 77057
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (888) 340-9715

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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Item  5.02  Departure of Directors or Principal Officers; Election of Directors;
Appointment  of  Principal  Officers.

     Effective September 1, 2005, Mark Gifford and Paul A. Smith resigned from their positions from the Board of Directors of Concentrax, Inc. (the "Company").

     Effective September 1, 2005, the Company appointed Robert D. Francis, Steven H. Grant and Gerry Chastelet to fill vacancies on the Board. Neither Mr. Francis, Mr. Grant nor Mr. Chastelet have been named to a committee of the Board of Directors and the Company at this time has not determined which, if any, committee of the Board of Directors Mr. Francis, Mr. Grant and Mr. Chastelet will be named. There was no arrangement or understanding between Mr. Francis, Mr. Grant or Mr. Chastelet and any other person pursuant to which they were selected as a director.

     Below is a brief description of the above persons' business experience during the past five years.

     Robert D. Francis. On June 28, 2005, Mr. Francis was appointed Chief Executive Officer of the Company. Mr. Francis also a director of WaveRider Communications Inc., a public company whose common stock is quoted on the OTC Bulletin Board. Mr. Francis has been the Managing Partner of Milford Communications Partners LLC since 1993. Milford Communications Partners is a technology consulting firm specializing in wireless communications and automatic vehicle location systems. Mr. Francis also serves on the Advisory Board of Pluris Partners, Inc., the fund manager for the Pluris Opportunity Fund, L.P. Since 2003, Mr. Francis has served on the Board of Calmar Research Corporation and its newly formed subsidiary, Calmar Telematics, LLC. In 2004 he helped found, is a major shareholder in and is on the Board of Cirrus Communications Pty. Ltd, Sydney, Australia, an operator of fixed broadband wireless networks.
From June 2002 to May 2003, Mr. Francis served on the Board of SkyLynx Communications, a public company whose common stock is quoted on the OTC Bulletin Board. Mr. Francis has a Bachelor of Arts degree from Hendrix College, Conway, Arkansas

     Steven H. Grant. On June 28, 2005, Mr. Grant was appointed Chief Financial Officer and Secretary of the Company. Mr. Grant is currently a director of WaveRider Communications Inc., a public company whose common stock is quoted on the OTC Bulletin Board. Since 2001, Mr. Grant has been the General Partner in Optima Partners, LLP, a partnership focused on real estate investment and property management. From 1997 to 2001, Mr. Grant was Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of Digital Lightwave, Inc., a public company whose common stock is quoted on the OTC Bulletin Board. Mr. Grant has also served in similar capacities for Silver King Communications, Inc. from 1992 to 1996, and at Precision Systems, Inc. from 1996 to 1997. Mr. Grant has a masters in business administration from the University of South Florida and is a former Certified Public Accountant in Florida and Texas.


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     Gerry  Chastelet.  Mr. Chastelet retired from active operational activities in the technology industry in 2002 to manage his personal investments. Mr. Chastelet is currently a director of WaveRider Communications Inc., a public company whose common stock is quoted on the OTC Bulletin Board, and a director of Technology Research Corporation, a public company whose common stock is quoted on the Nasdaq National Market. From December 1998 to January 2002, Mr. Chastelet was the President, Chairman and Chief Executive Officer of Digital Lightwave, Inc., a public company whose common stock is quoted on the OTC Bulletin Board. From December 1995 to October 1998, Mr. Chastelet served as President and Chief Executive Officer of Wandel and Goltermann Technologies, Inc., a global supplier of communication test and measurement equipment. Mr. Chastelet holds a degree in electronics engineering from Devry Institute of Technology and is a graduate of the University of Toronto Executive Masters in Business Administration program.

     On June 8, 2005, the Company completed the sale of 10,000,000 shares of the Company's common stock and cashless warrants to purchase 1,000,000 shares of the Company's common stock to Pluris Opportunity Fund, L.P. for aggregate gross proceeds totaling $250,000. Robert D. Francis serves on the Advisory Board of Pluris Partners, Inc., the fund manager for Pluris Opportunity Fund, L.P. In addition, Robert D. Francis, Steven H. Grant and Gerry Chastelet have a minor passive investment as limited partners in Pluris Opportunity Fund, L.P. Except as described above, there was no transaction involving an amount exceeding $60,000 during the last two years, or any such proposed transactions, to which the Company was or is to be a party, in which Mr. Francis, Mr. Grant or Mr. Chastelet had or is to have a direct or indirect material interest.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CONCENTRAX,  INC.


 Dated:    September  1,  2005           By: /s/ Robert  D.  Francis
                                             ------------------------
                                             Robert  D.  Francis
                                             Chief  Financial  Officer